Exhibit 10.02

LOAN AGREEMENT

by and among

iGATE CORPORATION,

iGATE, INC.

and

PNC BANK, NATIONAL ASSOCIATION

DATED SEPTEMBER 16, 2003

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3.20	No Material Adverse Change	25
3.21	Security Interest	25
3.22	Labor Controversies	26
3.23	Solvency	26
3.24	Subsidiaries	26
3.25	Governmental Regulation	26
3.26	Accurate and Complete Disclosure; Continuing Representations and Warranties	26

ARTICLE IV CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		27

4.01	Representations and Warranties; Events of Default and Potential Defaults	27
4.02	Loan Documents	27
4.03	UCC Financing Statements	27
4.04	Other Documents and Conditions	27
4.05	Details, Proceedings and Documents	29
4.06	Fees and Expenses	29

ARTICLE V AFFIRMATIVE COVENANTS		29

5.01	Reporting and Information Requirements	29
5.02	Preservation of Existence and Franchises	31
5.03	Insurance	31
5.04	Maintenance of Properties	32
5.05	Payment of Liabilities	32
5.06	Financial Accounting Practices	32
5.07	Compliance with Laws	33
5.08	Pension Plans	33
5.09	Continuation of and Change in Business	33
5.10	Use of Proceeds	33
5.11	Lien Searches	33
5.12	Further Assurances	33
5.13	Maintenance of Required Collateral Account Balance	34
5.14	Amendment to Schedules and Representations and Warranties	34
5.15	Financial Covenants	34

ARTICLE VI NEGATIVE COVENANTS		34

6.01	Liens	34
6.02	Indebtedness	36
6.03	Guarantees and Contingent Liabilities	36
6.04	Loans and Investments	37
6.05	Distributions	37
6.06	Self-Dealing	37
6.07	Disposition of Assets	38
6.08	Continuation of or Change in Business	38
6.09	Margin Stock	38
6.10	Merger; Consolidation	38
6.11	Acquisitions	39
6.12	Change of Control	39
6.13	Double Negative Pledge	39

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6.14	Sale/Leaseback	40
6.15	Modifications to Material Documents	40

ARTICLE VII DEFAULTS		40

7.01	Events of Default	40
7.02	Consequences of an Event of Default	42
7.03	Set-Off	43
7.04	Other Remedies	43

ARTICLE VIII MISCELLANEOUS		43

8.01	Business Days	43
8.02	Amendments and Waivers	43
8.03	No Implied Waiver; Cumulative Remedies	44
8.04	Notices	44
8.05	Expenses; Taxes; Attorneys Fees	45
8.06	Severability	45
8.07	Governing Law; Consent to Jurisdiction	46
8.08	Prior Understandings	46
8.09	Duration; Survival	46
8.10	Counterparts	46
8.11	Successors and Assigns	46
8.12	No Third Party Beneficiaries	46
8.13	Participation and Assignment	47
8.14	Exhibits	47
8.15	Headings	47
8.16	Indemnity	47
8.17	Limitation of Liability	48
8.18	WAIVER OF TRIAL BY JURY	49

iii

LOAN AGREEMENT

Agreement, dated the 16th day of September, 2003, by and among iGate Corporation, a Pennsylvania corporation (“IGC”), iGate, Inc., a Pennsylvania corporation (“IGI”) (IGC and IGI are each a “Borrower” and collectively, the “Borrowers”), and PNC Bank, National Association (the “Bank”) (the “Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Bank extend credit to the Borrowers in an aggregate principal amount of up to Twenty-Five Million and 00/100 Dollars ($25,000,000.00), the proceeds of which will be used, among other things, (i) to refinance existing Indebtedness (as hereinafter defined) of IGC, (ii) for Acquisitions (as hereinafter defined), and (iii) for working capital and general corporate purposes; and

WHEREAS, the Bank is willing to extend such credit to the Borrowers pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01	Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

“Account Control Agreement” shall mean the Amended and Restated Notification and Control Letter, dated of even date herewith, from IGC and the Bank to Black Rock, acknowledged and accepted by Black Rock, as amended, modified or supplemented from time to time.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, or (b) the acquisition of in excess of fifty percent (50%) of the capital stock (or other equity interest) of any Person.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, a Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as amended, modified or supplemented from time to time.

“Applicable Rate” shall mean a rate per annum equal to (i) the Base Rate Applicable Rate, or (ii) the Libor Rate Applicable Rate, as the case may be.

“Authorized Representative” shall mean each Person designated from time to time, as appropriate, in writing by the Borrowers to the Bank for the purpose of giving notices of borrowing, renewal or conversion of Loans, which designation shall continue in full force and effect until terminated in writing by the Borrowers to the Bank.

“Bank” shall mean PNC Bank, National Association, with an office at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

“Base Rate” shall mean the greater of (i) the interest rate per annum announced from time to time by the Bank at its Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Bank, or (ii) the Federal Funds Open Rate plus one-half of one percent (.50%) per annum.

“Base Rate Applicable Rate” shall mean a rate per annum equal to the Base Rate plus one quarter of one percent (0.25%).

“Base Rate Loans” shall mean any Loan that bears interest with reference to the Base Rate.

“Black Rock” shall mean Black Rock Institutional Management Corporation, as agent for Provident Institutional Funds – TempFund.

“Borrower” or “Borrowers” shall mean, singularly or collectively, as the context may require, IGI and IGC.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to a Libor Rate Loan, on which dealings are carried on in the London interbank eurodollar market.

“Capital Lease” shall mean any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the balance sheet of the lessee.

“Capitalized Lease Obligation” shall mean, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13 (as supplemented and modified from time to time), and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit and eurodollar time deposits, bankers’ acceptances and overnight bank deposits, in each case with the Bank or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (c) notes and bonds issued by domestic corporations, (d) tax exempt money market securities, (e) notes and bonds issued by state and municipal governments, and (f) money market mutual funds; provided however, that (x) at least one third of the value of the Cash Equivalents shall have a maximum weighted average to maturity of not more than six (6) months and the remaining value of the Cash Equivalents shall have a maximum weighted average to maturity of not more than eighteen (18) months, and (y) the Cash Equivalents which are of a type customarily rated by S&P and Moody’s, must have a rating of at least A-1 by S&P or P-1/VMG-1 by Moody’s, if short term, or double “A” or higher by S&P and Moody’s, if long term.

“Change of Control” shall mean that (a) Ashok K. Trivedi and Sunil Wadhwani shall fail to collectively own at least thirty percent (30%) of the voting capital stock of IGC, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Ashok K. Trivedi or Sunil Wadhwani becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of thirty percent (30%) or more of the voting power of the then outstanding capital stock of IGC entitled to vote generally in the election of directors of IGC, (c) during any period of twelve (12) consecutive calendar months, the board of directors of IGC shall cease to have a majority of its member individuals who either: (i) were directors of IGC on the first day of such period; or (ii) were elected or nominated for election to the board of directors of IGC at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of IGC on the first day of such period, or whose election or nomination for election was so approved, or (d) IGC shall cease to own or control at least a majority (or such higher percentage as is necessary to control any issues that could be submitted to a vote of the shareholders of IGI), directly or indirectly, of the issued and outstanding voting shares of the capital stock of IGI. For purposes of calculating ownership percentages of shares owned by Ashok K. Trivedi and Sunil Wadhwani, shares beneficially owned by members of their immediate family in trust or family partnerships for the benefit of Messrs. Trivedi and Wadhwani or members of their immediate family shall be deemed to be beneficially owned by Messrs. Trivedi and Wadhwani, respectively.

“Closing” shall mean the closing of the transactions provided for in this Agreement on the Closing Date.

“Closing Date” shall mean September 16, 2003 or such other date upon which the parties may agree.

“Code” shall mean the Internal Revenue Code of 1986 as amended along with the rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral” shall mean that as set forth in Section 3.21 hereof.

“Collateral Account” shall mean that certain custodial account with Black Rock in the name of “PNC Bank, National Association, Pledgee f/b/o IGC” being designated as Investment Account No. 22804.

“Collateral Account Balance” shall mean, as of the date of determination, the fair market value of the Collateral Account.

“Commitment Fee” shall mean that as set forth in Section 2.03 hereof.

“Consolidated” shall mean the resulting consolidation of the financial statements of the Borrowers and their Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements referred to in Section 3.09 hereof.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

“Debt” shall mean, collectively, (A) all Indebtedness, whether of principal, interest, fees, expenses or otherwise, of the Borrowers to the Bank, whether now existing or hereafter incurred under this Agreement, the Notes and the other Loan Documents, as the same may be amended from time to time, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (B) all costs and expenses including, without limitation, to the extent permitted by Law, reasonable attorneys’ fees and legal expenses, incurred by the Bank in the collection of any of the indebtedness referred to in clause (A) above in amounts due and owing to the Bank under this Agreement or the other Loan Documents; and (C) any advances made by the Bank for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the other Loan Documents or pursuant to any agreement, instrument or note relating to any of the Debt, including, without limitation, advances for taxes, insurance, repairs and the like.

“Distributions” shall mean, for the period of determination, (i) all distributions of cash, securities or other property (other than capital stock) on or in respect of any shares of any class of capital stock of a Borrower and (ii) all purchases, redemptions or other acquisitions by a Borrower of any shares of capital stock of the Borrowers.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and any rules, regulations, consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including

Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future, and any successor statute of similar impact, and the rules and regulations thereunder, or from time to time in effect.

“ERISA Affiliate” shall mean a Person which is under common control with a Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a Subsidiary of a Borrower.

“Event of Default” shall mean any of the Events of Default described in Section 7.01 of this Agreement.

“Excess Amount” shall mean that as set forth in Section 2.01(d) hereof.

“Excess Interest” shall mean that as set forth in Section 2.02(d) hereof.

“Expiration Date” shall mean September 15, 2004.

“Federal Funds Open Rate” shall mean the rate per annum determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Bank, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Bank in accordance with its usual procedures.

“Fiscal Quarter(s)” shall mean the period(s) of January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31 of each calendar year.

“GAAP” means generally accepted accounting principles (as such principles may change from time to time) which shall include the official interpretations thereof by the Financial Accounting Standards Board applied on a consistent basis (except for changes in application in which the Borrowers’ independent certified public accountants concur).

“Guaranty” shall mean any obligation of a Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“IGC” shall mean iGate Corporation, a Pennsylvania corporation, having its principal place of business at Suite 500, 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275.

“IGI” shall mean iGate, Inc., a Pennsylvania corporation, having its principal place of business at Suite 500, 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275.

“Indebtedness” shall mean, (i) all obligations for borrowed money, direct or indirect, incurred, assumed or guaranteed (including, without limitation, all notes payable and drafts accepted representing loans, extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements, all obligations for the deferred purchase price of capital assets and all obligations issued or assumed as full or partial payment for property), (ii) all obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all reimbursement obligations (contingent or otherwise), (iv) all Indebtedness represented by obligations under a Capital Lease and the amount of such Indebtedness shall be the aggregate amount of Capitalized Lease Obligations with respect to such Capital Lease, (v) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, guaranty or indemnification agreement, (vi) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person and (vii) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by a Borrower to finance its operations or capital requirements.

“Indemnified Liabilities” shall mean that as set forth in Section 8.16 hereof.

“Indemnitees” shall mean that as set forth in Section 8.16 hereof.

“Interest Period” shall mean, with respect to any Libor Rate Loan, the period commencing on (and including) the date on which such Loan is made as, renewed as or converted into a Libor Rate Loan and ending on (but excluding) the last day of such period as selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by the Borrowers pursuant to the provisions below. The duration of each Interest Period for any Libor Rate Loan shall be for any number of Months selected by the Borrowers upon notice as set forth in Section 2.01(c), provided that:

(i) the Interest Period for any Libor Rate Loan shall be one (1), two (2), three (3) or six (6) Months or such other period as may be agreed upon by the Borrowers and the Bank;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding what would otherwise be the last day of such Interest Period;

(iii) if the Borrowers renew any Libor Rate Loan for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest

Period; however, interest shall only be charged once for such day at the rate applicable to the Libor Rate Loan for the new Interest Period;

(iv) if the Borrowers fail to select the duration of any Interest Period for any Libor Rate Loan, the duration of such Interest Period shall be one (1) Month; and

(v) the last day of any Interest Period shall not occur after the Expiration Date.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lease Obligation” shall mean an obligation of a lessee under a lease of any tangible or intangible property (whether real, personal or mixed) including, without limitation, with respect to any period under any such lease, the aggregate amounts payable by such lessee to or on behalf of the lessor for such period, including, without limitation, property taxes, insurance, interest and amortized charges which such lessee is required to pay pursuant to such lease. Whenever it is necessary to determine the amount of Lease Obligations for any period with respect to which any of the rentals under the relevant lease are not definitely determinable by the terms of the lease, all such rentals will be estimated in a reasonable amount for such period.

“Letter of Credit” or “Letters of Credit” shall mean, singularly or collectively, as the context may require, the letters of credit issued in accordance with Section 2.05 hereof.

“Letter of Credit Commission” shall mean as set forth in Section 2.06 hereof.

“Letter of Credit Face Amount” shall mean, for each Letter of Credit, the face amount of such Letter of Credit.

“Letter of Credit Related Documents” shall mean any agreements or instruments relating to a Letter of Credit.

“Letter of Credit Reserve” shall mean, at any time, an amount equal to (i) the aggregate Letters of Credit Outstanding at such time plus, without duplication, (ii) the aggregate amount theretofore paid by the issuer under the Letters of Credit and not debited to the Borrowers’ account or otherwise reimbursed by the Borrowers.

“Letters of Credit Outstanding” shall mean, at any time, the maximum amount available to be drawn at such time under all then outstanding Letters of Credit including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing.

“Libor Rate” shall mean, for any Interest Period, a fixed interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of one percent (1%) per annum) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if the British Bankers’

Association or its successors ceases to provide such quotes, a comparable replacement determined by the Bank) display page 3750 (or such other display page on the Moneyline Telerate service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to the amount of such Libor Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Libor Rate Reserve Percentage. The Libor Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA or appropriate successor as shown on
Libor Rate	=	Moneyline Telerate Service display page 3750
1.00 – Libor Rate Reserve Percentage

The Libor Rate shall be adjusted with respect to any Libor Rate Loan that is outstanding on the effective date of any change in the Libor Rate Reserve Percentage as of such effective date. The Bank shall give prompt notice to the Borrowers of the Libor Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Libor Rate Applicable Rate” shall mean a rate per annum equal to the Libor Rate plus one and one quarter of one percent (1.25%).

“Libor Rate Loan” shall mean any Loan that bears interest with reference to the Libor Rate.

“Libor Rate Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security for Indebtedness.

“Loan” or “Loans” shall mean, singularly or collectively, as the context may require, the Revolving Credit Loans and/or any other credit extended to the Borrowers by the Bank under this Agreement.

“Loan Account” shall mean that as set forth in Section 2.13 hereof.

“Loan Document” or “Loan Documents” shall mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Pledge and Security Agreement, (iv) the Account Control Agreement, (v) the Letters of Credit, (vi) the Letter of Credit Related Documents, (vii) the UCC financing statement filed in accordance with the Pledge and Security Agreement and (viii) any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

“Material Adverse Change” shall mean a material adverse change in (a) the business, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole; (b) the ability of any Borrower or any Subsidiary of a Borrower to perform any of its payment or other obligations under this Agreement or any other Loan Document to which it is a party; (c) the legality, validity or enforceability of the obligations of any Borrower or any Subsidiary of a Borrower under this Agreement or any other Loan Document to which it is a party; or (d) the ability of the Bank to exercise its rights and remedies with respect to, or otherwise realize upon, any of the Collateral or other security for the Debt.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole; (b) the ability of any Borrower or any Subsidiary of a Borrower to perform any of its payment or other obligations under this Agreement or any other Loan Document to which it is a party; (c) the legality, validity or enforceability of the obligations of any Borrower or any Subsidiary of a Borrower under this Agreement or any other Loan Document to which it is a party; or (d) the ability of the Bank to exercise its rights and remedies with respect to, or otherwise realize upon, any of the Collateral or any other security for the Debt.

“Maximum Rate” shall mean that as set forth in Section 2.02(d) hereof.

“Month” shall mean with respect to an Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Note” or “Notes” shall mean singularly or collectively as the context may require, the Revolving Credit Note and any other note or notes of the Borrowers executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part, as amended, modified or supplemented from time to time.

“Notices” shall mean that as set forth in Section 8.04 hereof.

“Office”, when used in connection with the Bank, shall mean its designated office located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222 or such other office of the Bank as the Bank may designate in writing from time to time.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, board, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Operating Lease” shall mean any lease other than a Capital Lease.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.

“Plan” shall mean any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees, officers or directors of a Borrower or any Subsidiary or any ERISA Affiliate.

“Pledge and Security Agreement” shall mean the Amended and Restated Pledge and Security Agreement, dated of even date herewith, made by IGC for the benefit of the Bank with respect to an investment account containing marketable securities with an aggregate face value in an amount greater than or equal to the Required Collateral Account Balance, as amended, modified or supplemented from time to time.

“Potential Default” shall mean any event or condition which with notice, passage of time or determination by the Bank, or any combination of the foregoing, would constitute an Event of Default.

“Prohibited Transaction” shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property” shall mean all real property both owned and leased of the Borrowers.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing Indebtedness to a Borrower or deferred payments by a Borrower for the purchase of such tangible personal property.

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.

“Required Collateral Account Balance” shall mean, as of any day, a Collateral Account Balance at least equal to Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

“Required Deductions” shall mean that as set forth in Section 2.04 hereof.

“Revolving Credit Facility Commitment” shall mean that as set forth in Section 2.01(a) hereof.

“Revolving Credit Loan” or “Revolving Credit Loans” shall mean, singularly or collectively as the context may require, that as set forth in Section 2.01(a) hereof.

“Revolving Credit Note” shall mean the Revolving Credit Note of the Borrowers executed and delivered pursuant to Section 2.01(b) of this Agreement, together with all extensions, renewals, refinancings or refundings, in whole or in part, as such Revolving Credit Note may be amended, modified or supplemented from time to time.

“S&P” shall mean Standard & Poor’s Corporation.

“Subsidiary” or “Subsidiaries” of a Person shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Tangible Net Worth” shall mean, as of the date of determination, the difference between (a) stockholders’ equity, minus (b) any and all intangible assets, in each case determined and Consolidated for the Borrowers and their Subsidiaries in accordance with GAAP.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

“UCC” shall mean the Uniform Commercial Code or other similar Law as in effect on the date of this Agreement in the Commonwealth of Pennsylvania and as amended from time to time.

“Unrestricted Cash and Cash Equivalents” shall mean cash and Cash Equivalents of the Borrowers which is unrestricted and accessible, including but not limited to, the cash and Cash Equivalents contained in the Collateral Account.

1.02	Construction and Interpretation.

(a) References to Borrowers. Each and every obligation of the Borrowers contained in this Agreement or any Loan Document, whether or not expressly stated, shall be the joint and several obligations of the Borrowers. Any and all references to the Borrowers contained in any representation or covenant of the Borrowers hereunder shall be a representation or covenant with respect to each Borrower, both individually and collectively.

(b) Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and “or” has the inclusive meaning represented by the phrase “and/or”. References in this Agreement to “judgments” of the Bank include good faith estimates by the Bank (in the case of quantitative judgments) and good faith beliefs by the Bank (in the case of qualitative judgments). The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. “Hereunder”, “herein”, “hereto”, “hereof”, “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation unless the context clearly indicates to the contrary; and any action required to be taken by the Borrowers is to be taken promptly, unless the context clearly indicates to the contrary.

(c) Bank’s Discretion and Consent. Whenever the Bank is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith.

(d) Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principals of consolidation, where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.15 (and all defined terms used in the definition of any accounting terms used in Section 5.15) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual Consolidated financial statements of the Borrowers and their Subsidiaries referred to in Section 3.09. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 5.15 based upon the Borrowers’ regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrowers’ financial statements at that time.

ARTICLE II

THE CREDIT FACILITIES

2.01	The Revolving Credit Facility Commitment.

(a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Bank agrees to make loans (a “Revolving Credit Loan” or the “Revolving Credit Loans”) to the Borrowers at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Expiration Date in an aggregate principal amount which, when combined with the aggregate Letters of Credit Outstanding, shall not exceed at any one time outstanding Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (the “Revolving Credit Facility Commitment”). Within the limits of time and amounts set forth in this Section 2.01, and subject to the other provisions of this Agreement including, without limitation, the Bank’s right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrowers may borrow, repay and reborrow under this Section 2.01; provided, however, that if the Borrowers prepay any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Libor Rate Loan, then the Borrowers shall comply with the terms and conditions of Section 2.11(c) with respect to such prepayment.

(b) Revolving Credit Note. The obligations of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrowers by the Bank and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Revolving Credit Note of the Borrowers, dated the Closing Date, in substantially the form of Exhibit “A” attached hereto and made a part hereof, with the blanks appropriately filled. The executed Revolving Credit Note shall be delivered by the Borrowers to the Bank on the Closing Date.

(c) Making, Renewing or Converting of Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrowers have satisfied all applicable conditions specified in Article IV hereof, the Bank shall make the proceeds of the Revolving Credit Loans available to the Borrowers which, as selected by the Borrowers pursuant to this Section 2.01(c), shall be Base Rate Loans or Libor Rate Loans. In addition, subject to the terms and conditions set forth below, the Borrowers shall have the opportunity (x) to convert Base Rate Loans into Libor Rate Loans, (y) to convert Libor Rate Loans into Base Rate Loans or (z) to renew Libor Rate Loans as Libor Rate Loans for additional Interest Periods.

(i) Each Revolving Credit Loan that is made as or converted (from a Libor Rate Loan) into a Base Rate Loan shall be made or converted on such Business Day and in such amount as an Authorized Representative shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day prior to the date of requested disbursement of or conversion into the requested Base Rate Loan. Subject to the terms and conditions of this Agreement, the Bank shall make the proceeds of the Base Rate Loan available to the Borrowers at the Bank’s Office in immediately available funds not later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement. Unless an Authorized Representative shall provide the Bank with the required written notice to convert a Base Rate Loan into a Libor Rate Loan on the third (3rd) Business Day prior to the date of requested conversion, such Base Rate Loan shall automatically renew as a Base Rate Loan.

(ii) Each Revolving Credit Loan that is made as, renewed as or converted (from a Base Rate Loan) into a Libor Rate Loan shall be made, renewed or converted on such Business Day, in such amount (greater than or equal to Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) provided, however, that any amount in excess of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) may only be in increments of Five Hundred Thousand and 00/100 Dollars ($500,000.00), and with such an Interest Period as an Authorized Representative shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Libor Rate Loan. Subject to the terms and conditions of this Agreement, the Bank shall make the proceeds of the Libor Rate Loan available to the Borrowers at the Bank’s Office in immediately available funds, no later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on such borrowing date. In addition, in the event that the Borrowers desire to renew a Libor Rate Loan for an additional Interest Period, an Authorized Representative shall provide the Bank with written notice thereof on the third (3rd) Business Day prior to the expiration of the applicable Interest Period. In the event that an Authorized Representative fails to provide the Bank with the required written notice on the third (3rd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, unless repaid, the Borrowers shall be deemed to have given written notice that such Libor Rate Loan shall be converted into a Base Rate Loan on the last day of the applicable Interest Period. Notwithstanding anything contained herein to the contrary, there shall not be more than eight (8) Revolving Credit Loans outstanding at any time. Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrowers and the Borrowers shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrowers to consummate such transaction calculated as set forth in Section 2.11(c) hereof.

(d) Maximum Principal Balance of Revolving Credit Loans and Letters of Credit Outstanding. The sum of the aggregate principal amount of all Revolving Credit Loans outstanding and the Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment. The Borrowers agree that if at any time the sum of the aggregate principal amount of all Revolving Credit Loans outstanding and the Letters of Credit Outstanding exceeds the Revolving Credit Facility Commitment (the “Excess Amount”), the Borrowers shall promptly pay to the Bank such Excess Amount. If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Bank by the Borrowers with respect to the Revolving Credit Loans shall be immediately due and payable on the Expiration Date, without notice, presentment or demand of any kind.

2.02	Interest Rates.

(a) Interest on Revolving Credit Loans. Subject to the terms and conditions of this Agreement, at all times during the term of this Agreement, the aggregate outstanding principal balance of all Revolving Credit Loans shall be, at the option of the Borrowers, as elected pursuant to Section 2.01(c), (i) Libor Rate Loans which shall bear interest during each applicable Interest Period at the Libor Rate Applicable Rate, or (ii) Base Rate Loans which shall bear interest for each day at the Base Rate Applicable Rate.

(b) Interest Payments. The Borrower shall pay to the Bank interest on the aggregate outstanding balance of the Revolving Credit Loans that are Base Rate Loans, in arrears, on October 1, 2003 and on the first (1st) day of each successive calendar month thereafter through and including the Expiration Date. The Borrower shall pay to the Bank interest on the unpaid principal balance of the Revolving Credit Loans that are Libor Rate Loans on the earlier of (i) the last day of the applicable Interest Period for such Loan or (ii) for such Loans with an applicable Interest Period exceeding three (3) Months, on the three (3) Month anniversary of each Loan during the period from the Closing Date through and including the Expiration Date. After maturity of any part of the Loans (whether upon the occurrence of an Event of Default, by acceleration or otherwise), interest on such part of the Loans shall be immediately due and payable without notice, presentment or demand. If not sooner paid, the entire principal balance of all outstanding Loans, all unpaid accrued interest thereon and all other sums and costs owed to the Bank by the Borrower pursuant to the Loans shall be immediately due and payable on the Expiration Date, without notice, presentment or demand of any kind.

(c) Adjustment to Base Rate; Calculation of Interest and Fees. In the event of any change in the Base Rate, the rate of interest applicable to each Base Rate Loan shall be adjusted to immediately correspond with such change; except any interest rate charged hereunder shall not exceed the Maximum Rate. Interest on Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

(d) Interest After Maturity or Default; Interest Laws. Upon the occurrence and during the continuance of an Event of Default, (i) the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall thereafter until paid in full bear interest at a rate per annum equal to the Applicable Rate plus two percent (2.00%); (ii) each Libor Rate Loan shall automatically convert into a Base Rate Loan at the end of the applicable Interest Period; and (iii) no Loans may be made as, renewed as or converted into a Libor Rate Loan. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrowers shall not be required to pay, and the Bank shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Bank may have received hereunder shall be, at the Bank’s option, (a) applied as a credit against the outstanding principal balance of the Debt or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrowers shall have no action against the Bank for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Debt is calculated at the Maximum Rate rather than the Applicable Rate, and thereafter such Applicable Rate becomes less than the Maximum Rate, the rate of interest payable on such Debt shall remain at the Maximum Rate until the Bank shall have received the amount of interest which the Bank would have received during such period on such Debt had the rate of interest not been limited to the Maximum Rate during such period.

2.03	Fees.

The Borrowers shall pay to the Bank:

(a) A non-refundable commitment fee, on or before the Closing Date, in the amount of Thirty Thousand and 00/100 Dollars ($30,000.00) (the “Commitment Fee”); and

(b) The Letter of Credit Commission pursuant to Section 2.06 hereof.

2.04	Payments.

All payments to be made in respect of principal, interest, fees or other amounts due from the Borrowers under this Agreement or under the Notes are payable by 12:00 noon (Pittsburgh, Pennsylvania time), on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Bank at its Office in U.S. Dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. The Bank may in its discretion deduct such payments from the Borrowers’ demand or deposit accounts with the Bank on the due date. All such payments shall be applied at the option of the Bank to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Bank, in its sole discretion, shall elect. All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Bank under the Laws of the United States or any state or political subdivision thereof. If the Borrowers are compelled by Law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges, or withholdings (collectively, the “Required Deductions”), the Borrowers will pay to the Bank an additional amount equal to the sum of (i) the aggregate amount of all Required Deductions and (ii) the aggregate amount of United States, federal or state income taxes required to be paid by the Bank in respect of the Required Deductions.

2.05	Agreement to Issue Letters of Credit.

From time to time during the period from the Closing Date to the thirtieth (30th) day preceding the Expiration Date, subject to the further terms and conditions hereof, including those required in connection with the making of Revolving Credit Loans, the Bank shall issue letters of credit (collectively, the “Letters of Credit”) for the account of the Borrowers in an amount not to exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate, as a subfacility of the Revolving Credit Facility Commitment; provided, however, that on any date that the Borrowers request a Letter of Credit, and after giving effect to the Letter of Credit Face Amount of such Letter of Credit, the sum of the outstanding Revolving Credit Loans and Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment.

Each request for a Letter of Credit shall be delivered to the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day, or such shorter period as may be agreed to by the Bank, prior to the proposed date of issuance. Each such request shall be in a form acceptable to the Bank and shall specify the Letter of Credit Face Amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. All such Letters of Credit shall be issued by the Bank in accordance with its then current practice relating to the issuance of Letters of Credit including, but not limited to, the execution and delivery to the Bank of applications and agreements required by the Bank and the payment by the Borrowers of all applicable fees required by Section 2.06 hereof.

2.06	Letter of Credit Fees.

The Borrowers shall pay to the Bank (i) the Bank’s customary issuance fee with respect to each Letter of Credit issued hereunder, such fee to be paid on the date of issuance of each Letter of Credit, (ii) the Bank’s standard amendment fees for each amendment of any Letter of Credit issued hereunder, such fee to be paid on the date of the amendment of such Letter of Credit, and (iii) any out-of-pocket expenses and costs incurred by the Bank for the issuance of any Letter of Credit issued hereunder, such costs and expenses to be paid on demand. The Borrowers shall also pay to the Bank a fee (the “Letter of Credit Commission”), based on a daily calculation equal to the amount of the Letters of Credit Outstanding on each day multiplied by one and one quarter percent (1.25%) per annum, such fee to be paid quarterly in arrears beginning on October 1, 2003 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiration Date. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission, as calculated above, shall be increased by two percent (2.0%) per annum.

2.07	Payments and Nature of Borrowers’ Obligations Under Letters of Credit.

(a) Upon a draw under any Letter of Credit, the Borrowers shall immediately reimburse the Bank for such drawing under a Letter of Credit. If (i) the Borrowers shall not have immediately reimbursed the Bank for such drawing under such Letter of Credit, (ii) the Bank must for any reason return or disgorge such reimbursement or (iii) the Borrowers are required to make a payment under Section 7.02(a)(ii) hereof and fail to make such payment, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under Section 7.02(a)(ii) hereof shall automatically be converted into a Revolving Credit Loan which shall be a Base Rate Loan made on the date of such drawing for all purposes of this Agreement.

(b) The Borrowers’ obligations to the Bank under any Letter of Credit or Letter of Credit Related Documents are absolute, unconditional and irrevocable, and shall be paid and performed in accordance with the terms hereof and thereof irrespective of any act, omission, event or condition, including, without limitation (i) the form of, any lack of power or authority of any signer of, or the lack of validity, sufficiency, accuracy, enforceability or genuineness of (or any defect in or forgery of any signature or endorsement on) any draft, demand, document, certificate or instrument presented in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit or any obligation underlying any Letter of Credit, in each case, even if the Bank or any of its correspondents have been notified thereof; (ii) any claim of breach of warranty that might be made by a Borrower or the Bank against any beneficiary of a Letter of Credit, or the existence of any claim, set off, recoupment, counterclaim, cross-claim, defense, or other right that a Borrower may at any time have against any beneficiary, any successor beneficiary, any transferee or assignee of the proceeds of a Letter of Credit, the Bank or any correspondent or agent of the Bank, or any other person, however arising; (iii) any acts or omissions by, or the solvency of, any beneficiary of any Letter of Credit, or any other person having a role in any transaction or obligation relating to a Letter of Credit; (iv) any failure by the Bank to issue any Letter of Credit in the form requested by a Borrower, unless the Bank receives written notice from such Borrower of such failure within three (3) Business Days after the Bank shall have furnished such Borrower (by facsimile transmission or otherwise) a copy of such Letter of Credit and such error is material; and (v) any action or omission (including failure or compulsion to honor a presentation under any Letter of Credit) by the Bank or any of its correspondents in connection with a Letter of Credit, draft or other demand for payment, document, or any property relating to a Letter of Credit, and resulting from any censorship, Law, regulation, order, control, restriction, or the like, rightfully or wrongly exercised by any Official Body, or from any other cause beyond the reasonable control of the Bank or any of its correspondents, or for any loss or damage to such Borrower or to anyone else, or to any property of such Borrower or anyone else, resulting from any such action or omission.

(c) The Bank is authorized to honor any presentation under a Letter of Credit without regard to, and without any duty on the Bank’s part to inquire into, any transaction or obligation underlying such Letter of Credit, or any disputes or controversies between a Borrower and any beneficiary of a Letter of Credit, or any other person, notwithstanding that the Bank may have assisted a Borrower in the preparation of the wording of any Letter of Credit or any Letter of Credit Documents related thereto required to be presented thereunder or that the Bank may be aware of any underlying transaction or obligation or be familiar with any of the parties thereto.

(d) Each Borrower agrees that any action or omission by the Bank or any of its correspondents in connection with any Letter of Credit or presentation thereunder shall be binding on such Borrower and shall not result in any liability of the Bank or any of its correspondents to such Borrower in the absence of the gross negligence or willful misconduct of the Bank. Without limiting the generality of the foregoing, the Bank and each of its correspondents (i) may rely on any oral or other communication believed in good faith by the Bank or such correspondent to have been authorized or given by or on behalf of a Borrower; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Bank; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being separately delivered), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; and (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located. In no event shall the Bank be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(e) If a Borrower or any other person seeks to delay or enjoin the honor by the Bank of a presentation under a Letter of Credit, the Bank shall have no obligation to delay or refuse to honor the presentation until validly so ordered by a court of competent jurisdiction.

2.08	Period of Issuance and Term of Letters of Credit.

The term of any Letter of Credit issued by the Bank for the account of the Borrowers hereunder shall expire not less than thirty (30) days prior to the Expiration Date.

2.09	Booking of Libor Rate Loans.

The Bank may make, carry or transfer Libor Rate Loans at, to or for the account of, any of its branch offices or the office of an affiliate of the Bank; provided, however, that no such action shall result in increased liability or cost to the Borrowers, including any liability or cost pursuant to Section 2.11 or 2.12 hereof.

2.10	Assumptions Concerning Funding of Libor Rate Loans.

Calculation of all amounts payable to the Bank under Section 2.11(c) shall be made as though the Bank had actually funded its relevant Libor Rate Loan through the purchase of a Libor deposit bearing interest at the Libor Rate in an amount equal to the amount of that Libor Rate Loan and having maturity comparable to the relevant Interest Period and through the transfer of such Libor deposit from an offshore office to a domestic office in the United States of America; provided, however, that the Bank may fund each of its Libor Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 2.11(c).

2.11	Additional Costs.

(a) If, due to either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), there shall be any increase in the cost to, or reduction in income receivable by, the Bank of making, funding or maintaining Loans (or commitments to make the Loans), then the Borrowers shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for any such additional costs or reduction in income. A certificate of the Bank submitted to the Borrowers in good faith as to the amount of such additional costs shall be conclusive and binding for all purposes, absent manifest error. Within five (5) Business Days after the Bank notifies the Borrowers of any such additional costs pursuant to this Section 2.11(a), the Borrowers may either (A) prepay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment or (B) convert all Loans of any type so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days’ notice to the Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrowers also shall pay to the Bank such additional amounts as set forth in Section 2.11(c).

(b) If either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and the Bank determines that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans) and other extensions of credit (or commitments to extend credit) of similar type, then, upon demand by the Bank, the Borrowers shall pay to the Bank from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank’s Loans (or commitment to make the Loans). A certificate of the Bank in good faith submitted to the Borrowers as to such amounts shall be conclusive and binding for all purposes, absent manifest error. Within five (5) Business Days after the Bank notifies the Borrowers of any such additional costs pursuant to this Section 2.11(b), the Borrowers may either (A) prepay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment or (B) convert all Loans of any type so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days’ notice to the Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrowers also shall pay to the Bank such additional amounts as set forth in Section 2.11(c).

(c) If the Borrowers shall prepay any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Loan (whether such prepayment is permitted by (i) this Section 2.11 or Section 2.12, (ii) as a result of the failure by the Borrowers to consummate a transaction after providing notice as set forth in Section 2.01(c), (iii) otherwise permitted by the Bank or (iv) otherwise permitted or required under the terms of this Agreement), the Borrowers shall pay to the Bank on demand such additional amounts as are sufficient to indemnify the Bank against any reasonable loss, cost or expense incurred by the Bank as a result of such prepayment including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by the Bank to the Borrowers in good faith shall be conclusive and binding for all purposes, absent manifest error.

2.12	Illegality; Impracticability.

Notwithstanding any other provision contained in this Agreement, if: (a) it is unlawful, or any central bank or other Official Body shall determine that it is unlawful, for the Bank to perform its obligations hereunder to make or continue Loans hereunder; or (b) on any date on which a Libor Rate would otherwise be set, the Bank shall have in good faith determined (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining a Libor Rate, (ii) a contingency has occurred which materially and adversely affects the interbank markets, or (iii) the effective cost to the Bank of funding a proposed Libor Rate Loan exceeds the Libor Rate then (y) upon notice thereof by the Bank to the Borrowers, the obligation of the Bank to make or continue a Loan of a type so affected shall thereafter be an obligation to make Base Rate Loans whenever any written notice requests any type of Loans so affected and (z) within five (5) Business Days after demand therefor by the Bank to the Borrowers, the Borrowers shall (i) forthwith prepay in full all Loans of the type so affected then outstanding, together with interest accrued thereon or (ii) request that the Bank, upon five (5) Business Days’ notice, convert all Loans of the type so affected then outstanding into Loans of a type not so affected. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Libor Rate Loan, the Borrowers also shall pay to the Bank such additional amounts as set forth in Section 2.11(c).

2.13	Loan Account.

The Bank shall open and maintain in its books and records, including computer records, in accordance with its customary procedures, a loan account (the “Loan Account”) in the Borrowers’ names in which shall be recorded the date and amount of each Loan made by the Bank and the date and amount of each payment and prepayment in respect thereof. The Bank shall record in the Loan Account the principal amount of the Loans owing to the Bank from time to time. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrowers as to the accuracy of the information contained therein. Failure by the Bank to make any such notation or record shall not affect the obligations of the Borrowers to the Bank with respect to the Loans.

2.14	Security.

The Loans shall be secured by the Pledge and Security Agreement and all UCC-1 financing statements and other similar instruments executed and recorded with respect to the Pledge and Security Agreement.

2.15	Financing Statements.

Promptly upon request by the Bank, the Borrowers agree to execute, if applicable, and deliver and file and record and refile and rerecord all financing statements, assignments, notices of security interest, certificates of documentation and such other documents, in such manner, at such time or times and in such place or places as may be required by Law or as may be requested by the Bank in order to cause the Liens granted under the Pledge and Security Agreement or any other Loan Document to be, at all times valid, perfected and enforceable against such Borrower and all third parties. Each Borrower irrevocably appoints the Bank as its agent and attorney to execute any such financing statements or other instruments described above in its name or, if applicable, to file any such financing statements or other instruments described above without such Borrower’s signature. Each Borrower further agrees that a carbon, photographic or other reproduction of a financing statement or the Pledge and Security Agreement are sufficient as a financing statement and may be filed as such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers, on behalf of themselves and each of their Subsidiaries, represent and warrant to the Bank that:

3.01	Organization and Qualification.

Each Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Each Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. Each Subsidiary of a Borrower is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as the case may be, and is duly qualified or licensed to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.02	Authority; Power to Carry on Business; Licenses.

Each Borrower has the power and authority to make the borrowings provided for herein, to execute and deliver the Notes in evidence of such borrowings and to grant and convey the security interests contemplated under the Pledge and Security Agreement and the other Loan Documents and all such action has been duly and validly authorized by all necessary proceedings on such Borrower’s part. The Borrowers and their Subsidiaries have all requisite power and authority to own and operate their properties and to carry on their businesses as now conducted. The Borrowers and their Subsidiaries have all licenses, permits, consents and governmental approvals or authorizations necessary to carry on their businesses as now conducted.

3.03	Execution and Binding Effect.

Each of the Loan Documents has been duly and validly executed and delivered by the Borrowers and each such document or agreement constitutes a legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.04	Absence of Conflicts.

Neither the execution and delivery of this Agreement, the Notes, the Pledge and Security Agreement or the other Loan Documents, the consummation of the transactions contemplated in any of them, nor the performance of or compliance with the terms and conditions thereof will (a) violate applicable material Law, (b) conflict with or result in a breach of or a default under the articles of incorporation or bylaws of any Borrower or any material agreement or instrument to which any Borrower or any Subsidiary of a Borrower is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound or (c) result in the creation or imposition of any Lien upon any property (owned or leased) of any Borrower or any Subsidiary of a Borrower (other than the Liens created by the Pledge and Security Agreement or the other Loan Documents).

3.05	Authorizations and Filings.

No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated herein or therein, or the performance of or compliance with the terms and conditions hereof or thereof.

3.06	[Intentionally Omitted.]

3.07	Officers and Directors; Business.

Schedule 3.07 to this Agreement sets forth, as of the Closing Date, (i) the officers and directors of each Borrower, and (ii) a description of the business of each of the Borrowers as presently conducted and as presently planned to be conducted.

3.08	Title to Property.

Each of the Borrowers and their Subsidiaries has good and marketable title in fee simple to all real property purported to be owned by it and good and marketable title to all other property (whether personal, intangible, mixed or otherwise) purported to be owned by it, including that reflected in the most recent financial information referred to in Section 3.09 hereof or submitted to the Bank pursuant to Section 5.01 of this Agreement (except as sold or otherwise disposed of in the ordinary course of business), subject only to Liens permitted by Section 6.01 of this Agreement.

3.09	Financial Information.

The financial information provided by the Borrowers to the Bank as of the Closing Date is accurate and complete and has been prepared in accordance with GAAP consistently applied. The Borrowers have made full and true disclosure of all pertinent financial and other material information in connection with the transactions contemplated hereby.

3.10	Taxes.

All tax returns required to be filed by the Borrowers and their Subsidiaries have been properly prepared, executed and filed. Except as described in Schedule 3.10 to this Agreement, all taxes, assessments, fees and other governmental charges upon the Borrowers and their Subsidiaries or upon any of their properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrowers and their Subsidiaries are adequate for all open years and for their current fiscal period. Except as described in Schedule 3.10 to this Agreement, no Borrower knows of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).

3.11	Contracts.

No Borrower nor any Subsidiary of a Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of such Borrower or Subsidiary, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

3.12	Litigation.

Except as described in Schedule 3.12 to this Agreement, there is no pending, contemplated or, to the Borrowers’ knowledge, threatened action, suit or proceeding by or before any Official Body against or affecting the Borrowers or their Subsidiaries.

3.13	Laws.

No Borrower nor any Subsidiary of a Borrower is in violation of any Law, which violation could have a Material Adverse Effect.

3.14	ERISA.

(a) Except as described in Schedule 3.14 to this Agreement, each Plan has been and will be maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and other applicable Laws; (b) no Reportable Event has occurred and is continuing with respect to any Plan; (c) no liability to the PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than twenty percent (20%) of the total number of employees who are participants under a Plan.

3.15	Patents, Licenses, Franchises.

The Borrowers and their Subsidiaries own or possess the legal right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate their properties and to carry on their businesses as presently conducted without conflict with the rights of others.

3.16	Environmental Matters.

Except as set forth in Schedule 3.16 attached hereto and made a part hereof:

(a) No Borrower nor any Subsidiary of a Borrower is in violation of any Environmental Laws or any rule or regulation promulgated pursuant thereto;

(b) No activity of a Borrower or a Subsidiary of a Borrower at the Property is being or has been conducted in violation of any Environmental Law and, to each Borrower’s knowledge, no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law that in either case would reasonably be expected to have a Material Adverse Effect;

(c) There are no Regulated Substances present on, in, under, or emanating from, or emanating to, the Property or any portion thereof in violation of any Environmental Law which would reasonably be expected to have a Material Adverse Effect;

(d) No facility or site to which a Borrower or a Subsidiary of a Borrower, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body; and

(e) No portion of the Property is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.

3.17	Use of Proceeds.

The Borrowers shall use the proceeds of the Loans (i) to refinance existing Indebtedness of IGC, (ii) for Acquisitions, and (iii) for working capital and general corporate purposes.

3.18	Margin Stock.

The Borrowers will not borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. No Borrower owns any “margin stock”. No Borrower is engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

3.19	No Event of Default; Compliance with Agreements.

No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. No Borrower is (i) in violation of any term of its articles of incorporation or bylaws, or (ii) in default under any agreement, lease or instrument to which it is a party or by which it or any of its properties (owned or leased) may be subject or bound.

3.20	No Material Adverse Change.

Since the date of the most recent financial statements referred to in Section 3.09 hereof, there has been no Material Adverse Change.

3.21	Security Interest.

The security interests in the personal property collateral granted to the Bank pursuant to the Pledge and Security Agreement (the “Collateral”) (i) constitute and will continue to constitute perfected security interests under the UCC (or other applicable Law) entitled to all of the rights, benefits and priorities provided by the UCC (or other applicable Law) and (ii) except as otherwise permitted under Section 6.01 of this Agreement, are and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by Lien or otherwise, to the full extent provided by Law. All such action as is necessary or advisable to establish such rights of the Bank has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan

Documents no necessity of any further action in order to preserve, protect and continue such rights except the filing of continuation statements with respect to such financing statements within six (6) months prior to each five (5) year anniversary of the filing of such financing statements and continued possession or control by the Bank of the Collateral delivered to it as required by the UCC (or other applicable Law). All filing fees and other expenses in connection with each such action shall be paid by the Borrowers and the Bank shall be reimbursed by the Borrowers for any such fees and expenses incurred by the Bank.

3.22	Labor Controversies.

There are no labor controversies pending or, to the best knowledge of the Borrowers, threatened, against any Borrower or any Subsidiary of a Borrower which, if adversely determined, would have a Material Adverse Effect.

3.23	Solvency.

After the making of the Loans, each Borrower (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (iii) will own property having a value at both fair valuation and at fair saleable value in the ordinary course of its business greater than the amount required to pay its debts as they become due. No Borrower was insolvent immediately prior to the date of this Agreement and no Borrower will be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated by this Agreement or any of the other Loan Documents.

3.24	Subsidiaries.

Schedule 3.24 to this Agreement sets forth each Subsidiary of the Borrowers, the authorized and outstanding capital stock (or other equity interests) of such Subsidiary and the outstanding capital stock (or other equity interests) of such Subsidiary which is owned by a Borrower or any Subsidiary of a Borrower.

3.25	Governmental Regulation.

No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

3.26	Accurate and Complete Disclosure; Continuing Representations and Warranties.

No representation or warranty made by the Borrowers under this Agreement or the other Loan Documents and no statement made by the Borrowers or any Subsidiary of a Borrower in any financial statement (furnished pursuant to Sections 3.09 or 5.01 or otherwise), certificate, report, exhibit or document furnished by the Borrowers to the Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). No Borrower is aware of any facts which have not been disclosed to the Bank in writing by or on behalf of the Borrowers which would have a Material Adverse Effect. The representations and warranties set forth herein are to survive the delivery of the Loan Documents, the making of the Loans and the issuance of the Letters of Credit hereunder.

ARTICLE IV

CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of the Bank to make any Loan or issue any Letter of Credit is subject to the satisfaction of the following conditions:

4.01	Representations and Warranties; Events of Default and Potential Defaults.

The representations and warranties contained in Article III shall be true and correct on and as of the date of each Loan and the issuance of each Letter of Credit with the same effect as though made on and as of each such date. On the date of any Loan and the issuance of any Letter of Credit, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made or Letter of Credit to be issued on such date. Each request by the Borrowers for any Loan or the issuance of any Letter of Credit shall constitute a representation and warranty by the Borrowers that the conditions set forth in this Section 4.01 have been satisfied as of the date of such request. The failure of the Bank to receive notice from the Borrowers to the contrary before such Loan is made or such Letter of Credit is issued shall constitute a further representation and warranty by the Borrowers that the conditions referred to in this Section 4.01 have been satisfied as of the date such Loan is made or such Letter of Credit is issued.

4.02	Loan Documents.

On the Closing Date, the Loan Documents, satisfactory in terms, form and substance to the Bank, shall have been executed and delivered to the Bank and shall be in effect and all filings contemplated thereby shall have been made. The Borrowers shall also deliver such other instruments, documents and certificates as the Bank or its counsel shall reasonably require.

4.03	UCC Financing Statements.

On or before the Closing Date, each UCC-1 financing statement (or other similar required filings) to be filed pursuant to the Pledge and Security Agreement shall have been duly executed (if necessary) and shall be prepared for filing thereof.

4.04	Other Documents and Conditions.

On or before the Closing Date, the following documents and conditions shall have been delivered to the Bank or satisfied by or on behalf of the Borrowers:

(a) Certified Copies of Organizational Documents. Copies of the articles of incorporation of each of the Borrowers certified by the Secretary of State of the Commonwealth of Pennsylvania.

(b) Good Standing Certificates. Good Standing Certificates of each Borrower from the Secretary of State of the Commonwealth of Pennsylvania, and the Secretary of State of each jurisdiction in which such Borrower is qualified to do business as a foreign corporation.

(c) Tax Lien Certificates. Tax Lien Certificates of each Borrower from the Department of Revenue of the Commonwealth of Pennsylvania, and each state in which it is registered to do business as a foreign corporation.

(d) Proceedings and Incumbency. Certificates in form and substance satisfactory to the Bank, dated the Closing Date and signed on behalf of each Borrower by the Secretary of such Borrower, certifying as to (i) true copies of the articles of incorporation and bylaws of such Borrower, (ii) the resolutions of the board of directors of such Borrower authorizing the execution and delivery of this Agreement and the other Loan Documents, (iii) the names, true signatures and incumbency of the officers of such Borrower authorized to execute and deliver the Loan Documents, (iv) the exact legal name of such Borrower, and (v) a list of all fictitious or trade names of such Borrower. The Bank may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Bank.

(e) Financial Statements. Financial statements in form and substance satisfactory to the Bank, as described in Section 3.09 of this Agreement.

(f) Insurance. Evidence, in form and substance satisfactory to the Bank, that the business and all assets of the Borrowers are adequately insured.

(g) Lien Searches. Copies of record searches (including UCC searches, judgments, suits, bankruptcy, taxes and other lien searches conducted in the Borrowers’ names at the state and county level in each of the Borrowers’ locations and in their jurisdiction of incorporation) evidencing that no Liens exist against the Borrowers except those Liens permitted pursuant to Section 6.01 hereof or those Liens that are or will be released or terminated in connection herewith as set forth in Section 4.04(h) hereof.

(h) Termination Statements and Release Statements. Evidence satisfactory to the Bank that all necessary termination statements, release statements and any other types of releases in connection with any and all Liens disclosed by the lien searches described above (including certain existing Liens pursuant to IGC’s existing credit facility with the Bank and certain other lenders) have been filed or satisfactory arrangements have been made for such filing.

(i) Opinion of Counsel. An opinion of counsel on behalf of the Borrowers, dated the Closing Date, in form and substance satisfactory to the Bank in its sole and absolute discretion.

(j) No Material Adverse Change. No Material Adverse Change shall have occurred since the date of the most recent financial statements delivered to the Bank.

(k) Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to the Bank by the terms of this Agreement or of any Loan

Document or set forth on the Closing Checklist with respect to the transactions contemplated by this Agreement.

4.05	Details, Proceedings and Documents.

All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Bank and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank, as the Bank may request from time to time.

4.06	Fees and Expenses.

The Borrowers shall have paid all fees and charges as required for the Closing and relating to the Closing, including legal fees, closing costs, filing and notary fees and any other similar matters pertinent to the Closing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree with the Bank, on behalf of themselves and each of their Subsidiaries, as follows:

5.01	Reporting and Information Requirements.

The Borrowers shall deliver or shall cause to be delivered the following documents to the Bank in such detail as reasonably requested by the Bank:

(a) Annual Audited Reports. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the Borrowers, the Borrowers shall furnish to the Bank Consolidated audited and consolidating statements of income, retained earnings and cash flow of the Borrowers and their Subsidiaries for such fiscal year and a Consolidated audited and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for the changes in application in which such accountants concur), with such statements and balance sheet to be certified by an independent certified public accounting firm selected by the Borrowers and acceptable to the Bank, together with any management letters of such accountants addressed to the Borrowers. The report of such accountants shall be free of exception or qualifications not acceptable to the Bank and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards.

(b) Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the close of each of the first three (3) Fiscal Quarters of each fiscal year of the Borrowers, the Borrowers shall furnish to the Bank Consolidated statements of income, retained earnings and cash flow for the Borrowers and their Subsidiaries for such Fiscal Quarter and for the portion of the fiscal year to the end of such Fiscal Quarter, and a Consolidated balance sheet of the Borrowers and their Subsidiaries as of the close of such Fiscal Quarter, all in reasonable detail. All such income statements and balance sheets shall be prepared by the Borrowers and certified by the appropriate officer of each Borrower as presenting fairly the financial position of the Borrowers and their Subsidiaries as of the end of such Fiscal Quarter and the results of their operations for such periods, in conformity with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Bank. In addition, upon the reasonable request of the Bank, the Borrowers shall provide to the Bank the financial statements set forth above of Borrowers and their Subsidiaries on a consolidating basis.

(c) Annual and Quarterly Compliance Certificate. The statements and balance sheets of the Borrowers and their Subsidiaries delivered pursuant to Section 5.01(a) hereof and the statements and balance sheets of the Borrowers for and as of each Fiscal Quarter delivered pursuant to Section 5.01(b) of this Agreement shall be accompanied by a compliance certificate, substantially in the form of Exhibit “B” attached hereto and made a part hereof, executed by the appropriate officer of each Borrower, stating that no Event of Default or Potential Default exists and that the Borrowers are in compliance with all applicable covenants contained in this Agreement. Such certificate shall include all figures necessary to calculate the Borrowers’ compliance with all financial covenants set forth in this Agreement. If an Event of Default or Potential Default has occurred and is continuing or exists, such certificate shall specify in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers with respect thereto.

(d) Interim Reports. As soon as practicable and in any event within thirty (30) days after the request of the Bank, the Borrowers shall deliver to the Bank such interim income statements, balance sheets and/or financial statements as the Bank shall reasonably deem necessary, all prepared in accordance with GAAP and certified by the Borrowers to be true and correct.

(e) Audit Reports. Promptly upon receipt thereof, the Borrowers will deliver to the Bank a copy of each other report submitted to the Borrowers by independent accountants, including comment or management letters, in connection with any annual, interim or special audit report made by them of the books of the Borrowers.

(f) Visitation; Audits. The Borrowers shall permit or shall cause to be permitted such Persons as the Bank may designate to visit and inspect any of the properties of the Borrowers, to examine, and to make copies and extracts from, the books and records of the Borrowers and to discuss their affairs with their officers, employees and independent accountants during normal business hours. The Borrowers shall and shall cause their Subsidiaries to authorize their officers, employees and independent accountants to discuss with the Bank the affairs of the Borrowers and their Subsidiaries. The Bank shall conduct one audit per fiscal year of the Borrowers and such additional audits as it reasonably deems necessary. The Borrowers shall pay all reasonable costs incurred in connection with conducting such audits.

(g) Notice of Event of Default. Promptly upon becoming aware of an Event of Default or Potential Default, the Borrowers will give the Bank notice of the Event of Default or Potential Default, together with a written statement signed on behalf of the Borrowers setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers with respect thereto.

(h) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrowers will give the Bank written notice with respect to any Material Adverse Change or any development or occurrence which could have a Material Adverse Effect.

(i) Reports to Governmental Agencies and Other Creditors. Upon the written request of the Bank, the Borrowers will promptly deliver to the Bank copies of all such financial reports, statements and returns that the Borrowers have filed with any federal or state department, commission, board, bureau, agency or instrumentality and any report, statement or return delivered by the Borrowers to any supplier or other creditor.

(j) Notice of Proceedings. Promptly upon becoming aware thereof, the Borrowers will give the Bank notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting the Borrowers which, if adversely decided, would have a Material Adverse Effect.

(k) Further Information. The Borrowers will promptly furnish to the Bank such other information, and in such form, as the Bank may reasonably request from time to time.

5.02	Preservation of Existence and Franchises.

Each Borrower will maintain its existence as a corporation and its rights and franchises in full force and effect in its jurisdiction of incorporation. No Borrower shall change its jurisdiction of incorporation without the prior written consent of the Bank and each Borrower will qualify and remain qualified as a foreign corporation in each jurisdiction in which the failure to receive or retain such qualification would have a Material Adverse Effect.

5.03	Insurance.

The Borrowers and their Subsidiaries will maintain with financially sound and reputable insurers, insurance with respect to their properties and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Bank and as is customary in the case of Persons engaged in the same or similar businesses or having similar properties in the same geographic area (including, if required by the Bank, flood insurance). The Borrowers agree to provide the Bank with thirty (30) days advance notice of the modification or termination of any such policy of insurance. The Borrowers shall maintain business interruption insurance and shall keep their property that is insurable insured against loss or damage by fire, theft, burglary, pilferage, flood, loss in transit and such other hazards as the Bank shall specify, in amounts and under policies issued by insurers acceptable to the Bank, all premiums thereon to be paid by the Borrowers and, upon request of the Bank, such policies and copies thereof shall be delivered to the Bank.

5.04	Maintenance of Properties.

The Borrowers and their Subsidiaries will maintain or cause to be maintained in good repair, working order and condition, the properties now or in the future owned, leased or otherwise possessed by the Borrowers and their Subsidiaries and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. The Borrowers shall notify the Bank prior to any change in the permanent location of any of its properties or businesses.

5.05	Payment of Liabilities.

The Borrowers will and will cause their Subsidiaries to pay or discharge:

(a) on or prior to the date on which penalties attach, all taxes, assessments and other governmental charges or levies imposed upon them or any of their properties or income, sales or franchises other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which the Borrowers and their Subsidiaries have established sufficient reserves on their books;

(b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any of its properties other than those contested with due diligence, in good faith, and for which the Borrowers and their Subsidiaries have established adequate reserves on their books and for which the Borrowers and their Subsidiaries have put in place adequate bonds or other security to cover the amount of any such Lien;

(c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of its properties other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which the Borrowers and their Subsidiaries have established sufficient reserves on their books; and

(d) all other current liabilities so that none is due more than sixty (60) days after the due date for each liability on or prior to the date when due for each liability, except current liabilities which are subject to good faith dispute and as to which the Loan Parties and their Subsidiaries have created adequate reserves on their books.

5.06	Financial Accounting Practices.

Each Borrower will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.07	Compliance with Laws.

The Borrowers and their Subsidiaries shall comply in all material respects with all applicable Laws.

5.08	Pension Plans.

The Borrowers shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Borrowers in connection with such termination; (b) make contributions to all of the Borrowers’ Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material accumulated funding deficiency as such term is defined in ERISA; and (d) notify the Bank immediately upon receipt by the Borrowers of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. The Borrowers shall deliver to the Bank, promptly after the filing or receipt thereof, copies of all material reports or notices that the Borrowers file or receive under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

5.09	Continuation of and Change in Business.

The Borrowers will continue to engage in the business and activities described in Schedule 3.07 to this Agreement and the Borrowers will not engage in any other businesses or activities without the prior written consent of the Bank.

5.10	Use of Proceeds.

The Borrowers will use the proceeds of the Loans for the purposes stated in Section 3.17 hereof.

5.11	Lien Searches.

The Bank may, but shall not be obligated to, conduct lien searches of the Borrowers, their Subsidiaries and their assets and properties on an annual basis and at such other times as the Bank, in its sole discretion, may determine to be necessary. The Borrowers shall reimburse the Bank for the Bank’s out-of-pocket costs in connection with such lien searches.

5.12	Further Assurances.

The Borrowers, at their own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Bank may request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement and to cause the Liens granted under the Pledge and Security Agreement or any other Loan Document to be, at all times, valid, perfected and enforceable against the Borrowers and all third parties. All expenses of such filings and recordings, and refilings and rerecordings, shall be borne by the Borrowers.

5.13	Maintenance of Required Collateral Account Balance.

The Collateral Account Balance shall equal or exceed the Required Collateral Account Balance at all times.

5.14	Amendment to Schedules and Representations and Warranties.

Should any of the information or disclosures provided on any of the schedules attached hereto and made a part hereof become incorrect in any material respect, the Borrowers shall promptly provide the Bank in writing with such revisions to such schedule as may be necessary or appropriate to correct the same; provided, however, that no schedule shall be deemed to have been amended, modified or superseded by any such correction, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule be deemed to have been cured thereby, unless and until the Bank, in its sole and absolute discretion, shall have accepted in writing such revisions to such schedule.

5.15	Financial Covenants.

The following financial covenants with respect to the Borrowers and their Subsidiaries shall apply:

(a) Minimum Tangible Net Worth. The Borrowers shall at all times maintain Tangible Net Worth in an amount greater than or equal to Ninety-Five Million and 00/100 Dollars ($95,000,000.00) for each Fiscal Quarter of the Borrowers and their Subsidiaries ending after the Closing Date.

(b) Unrestricted Cash and Cash Equivalents. The Borrowers shall at all times maintain Unrestricted Cash and Cash Equivalents in an amount greater than or equal to Thirty Million and 00/100 Dollars ($30,000,000.00).

ARTICLE VI

NEGATIVE COVENANTS

The Borrowers covenant to Bank, on behalf of themselves and each of their Subsidiaries, as follows:

6.01	Liens.

No Borrower nor any Subsidiary of a Borrower shall at any time create, incur, assume or suffer to exist any Lien on any of its assets or property, tangible or intangible (including capital stock or other equity interest of a Borrower or Subsidiary of a Borrower), now owned or hereafter acquired, or agree to become liable to do so, except:

(a) Liens existing on the Closing Date and described in Schedule 6.01 to this Agreement;

(b) Liens in favor of the Bank;

(c) Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05 of this Agreement that are not yet due;

(d) pledges or deposits under worker’s compensation, unemployment insurance and social security laws, or in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, surety or appeal bonds or other pledges or deposits of like nature used in the ordinary course of business;

(e) any unfiled materialmen’s, mechanic’s, workmen’s, and repairmen’s Liens arising in the ordinary course of business in respect of obligations that are not overdue (provided, that if such a Lien shall be perfected, it shall be discharged of record immediately by payment, bond or otherwise);

(f) Purchase Money Security Interests to secure Indebtedness permitted under Section 6.02(d); provided, however, that such Liens shall be limited solely to the equipment purchased with the proceeds of such Indebtedness;

(g) (A) Encumbrances consisting of zoning restrictions, easements, rights-of-way, or other restrictions on the use of real property, (B) defects in title to real property, and (C) Liens, encumbrances and title defects affecting real property not known by the Borrowers or any Subsidiary of a Borrower, as applicable, and not discoverable by a search of the public records, none of which materially impairs the use of such property;

(h) (A) Liens on assets of a Person which is merged into or acquired by the Borrowers or a Subsidiary of the Borrowers on or after the date of this Agreement, and (B) Liens on assets acquired after the date of this Agreement; provided that (x) such Liens existed at the time of such merger or acquisition and were not created in anticipation thereof, (y) no such Lien spreads to cover any property or assets of the Borrowers or any Subsidiary of the Borrowers; and (z) the principal amount of Indebtedness secured thereby is not increased from the amount outstanding immediately prior to such merger or acquisition;

(i) Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;

(j) Other Liens incidental to the conduct of the Borrowers’ or any Subsidiary’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the Borrowers’ or any Subsidiary’s property or assets or which do not materially impair the use thereof in the operation of the Borrowers’ business;

(k) Leases or subleases not otherwise prohibited by this Agreement; provided, however, except as set forth in items (a) through (j) of this Section 6.01 the Borrowers shall not permit or authorize Liens on any of the Borrowers’ or any of their Subsidiaries’ properties, except in favor of the Bank for the benefit of the Bank; and

(l) Liens securing Indebtedness of a non-domestic Subsidiary which Indebtedness is permitted hereunder; provided such Lien encumbers only the assets of the Subsidiary incurring such Indebtedness.

6.02	Indebtedness.

No Borrower nor any Subsidiary of a Borrower shall at any time, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement, the Notes or any other Loan Document or any other document, instrument or agreement between a Borrower and the Bank;

(b) Indebtedness existing on the Closing Date and described in Schedule 6.02 to this Agreement (including any extensions or renewals thereof provided there is no increase in the amount thereof or other significant adverse change in the terms thereof);

(c) Current accounts payable, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business;

(d) Capitalized Lease Obligations or Indebtedness secured by Purchase Money Security Interests arising after the date of this Agreement for purchases or leases of equipment in the ordinary course of business and in amounts which shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate at any time;

(e) Obligations and liabilities as a general partner in general partnerships or limited partnerships provided that the aggregate amount of such Indebtedness permitted by this Section 6.02(e) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00) at any one time outstanding; and

(f) Indebtedness incurred in connection with Sections 6.01(h) and 6.01(l) above.

6.03	Guarantees and Contingent Liabilities.

No Borrower nor any Subsidiary of a Borrower shall at any time directly or indirectly become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person (the liability arising from such action is a “Contingent Liability”); provided that any Borrower or any Subsidiary of a Borrower may directly or indirectly become or be liable in respect of any Contingent Liability so long as the aggregate amount of all such Contingent Liabilities incurred by the Borrowers and their Subsidiaries does not exceed One Million and 00/100 Dollars ($1,000,000.00).

6.04	Loans and Investments.

No Borrower nor any Subsidiary of a Borrower shall at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire, or own any stock, bonds, notes or securities of, or any partnership (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution or loan to, any other Person, or agree, become or remain liable to do any of the foregoing, except (a) loans and investments existing on the Closing Date and set forth on Schedule 6.04 attached to this Agreement; (b) investments in Cash Equivalents; (c) trade credit extended on usual and customary terms in the ordinary course of business; (d) loans and advances to employees to meet expenses incurred by such employees in the ordinary course of business, including without limitation relocation expenses; (e) investments and capital contributions by the Borrowers or a Subsidiary in, and loans and advances by the Borrowers or a Subsidiary to, a third Person so long as after giving effect to each such investment or capital contribution, the Borrowers shall not have caused a violation of the Loan Documents; (f) loans, advances and capital contributions by a Subsidiary of the Borrowers to the Borrowers or any of the Borrowers’ other Subsidiaries; (g) loans, advances and capital contributions by a Borrower to a Subsidiary of a Borrower; (h) mergers and consolidations permitted under Section 6.10 hereof; and (i) Acquisitions permitted under Section 6.11 hereof.

6.05	Distributions.

Except as described in Schedule 6.05, IGC will not declare, make, pay or agree, become or remain liable to make or pay, any Distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of capital stock of IGC or on account of the purchase, redemption, retirement or acquisition of any shares of capital stock (or warrants, options or rights for any shares of capital stock), of IGC. No Subsidiary of IGC shall enter into any agreement with any Person (other than the Bank) which prohibits or limits the ability of such Subsidiary to make any Distribution to a Borrower that is a shareholder of such Subsidiary.

6.06	Self-Dealing.

No Borrower nor any Subsidiary of a Borrower shall enter into or carry out any transaction (including, without limitation, purchasing property or services from or selling property or services to) with any Affiliate except:

(a) officers, directors, shareholders and employers of a Borrower or a Subsidiary of a Borrower may render services to such Borrower or such Subsidiary, as the case may be, for compensation at substantially the same or better rates generally paid by third parties engaged in the same or similar businesses for the same or similar services; and

(b) a Borrower or a Subsidiary of a Borrower may enter into and carry out other transactions with Affiliates if in the ordinary course of such Borrower’s or such Subsidiary’s business, as the case may be, pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business, as the case may be, upon terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s length transaction.

6.07	Disposition of Assets.

No Borrower nor any Subsidiary of a Borrower shall sell, convey, pledge, assign, lease (except for leases entered into in the ordinary course of business), abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 6.07 as a transaction and any set of related transactions constituting but a single transaction) any of its properties or assets whether tangible or intangible (including, but not limited to, shares of capital stock or other equity interest, as the case may be, of a Borrower or Subsidiary of a Borrower or the Collateral or any portion thereof), except:

(a) any sale, transfer or disposition of surplus, obsolete or worn out equipment of the Borrowers or a Subsidiary;

(b) any sale, transfer or lease of inventory by the Borrowers or any Subsidiary of the Borrowers in the ordinary course of business;

(c) any sale, transfer or lease of assets by any Subsidiary of the Borrowers to the Borrowers or any other Subsidiary of the Borrowers or by the Borrowers to any Subsidiary of the Borrowers; or

(d) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (c) above, provided that (i) the aggregate value of all assets sold by the Borrowers and their Subsidiaries shall not exceed, in any fiscal year, ten percent (10%) of the reported consolidated total assets of the Borrowers and their Subsidiaries as of the end of the immediately preceding fiscal year, (ii) such sale, transfer or lease of assets is preceded by delivery to the Bank at least three (3) Business Days before such sale, transfer or lease, of a certificate which (1) states such sale, transfer or lease will not violate any covenant of this Agreement, and (2) establishes that, on a pro forma basis after taking into account such sale, transfer or lease, the Borrowers are in compliance with the financial covenants set forth in Section 5.15.

6.08	Continuation of or Change in Business.

The Borrowers will continue to engage in its business substantially in the manner conducted as of the Closing Date and shall not engage in any other business without the prior written consent of the Bank.

6.09	Margin Stock.

The Borrowers will not use the proceeds of any Loan, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.10	Merger; Consolidation.

The Borrowers shall not, and shall not permit any Subsidiary of a Borrower to, dissolve, liquidate or wind-up its affairs, or become a party to any merger, consolidation or other business combination regardless of whether the value of the consideration paid or received is comprised of cash, common or preferred stock or other equity interests, or other assets, or sell, lease, transfer, or otherwise dispose of all or substantially all of its assets, provided that:

(a) any Subsidiary of a Borrower may consolidate or merge into any Borrower provided that such Borrower is the surviving Person;

(b) any Subsidiary of a Borrower may consolidate or merge into another Subsidiary of a Borrower;

(c) any Subsidiary of a Borrower may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or another Subsidiary of a Borrower; and

(d) any Borrower or any Subsidiary may consolidate or merge with any Person, provided that (i) if a Borrower is a party to such merger or consolidation, such Borrower is the surviving Person, (ii) no Event of Default or Potential Default shall exist prior to such consolidation or merger and no Event of Default or Potential Default shall occur or exist as a result of such consolidation or merger, and (iii) the consolidation or merger shall not be contested by such Person and shall be approved by such Person’s board of directors or other governing body.

6.11	Acquisitions.

No Borrower nor any Subsidiary of a Borrower shall make an Acquisition unless each of the following conditions are satisfied: (i) no Event of Default or Potential Default shall exist prior to such Acquisition and no Event of Default or Potential Default shall occur or exist as a result of such Acquisition, and (ii) the Acquisition shall not be contested by such Person and shall be approved by such Person’s board of directors or other governing body.

6.12	Change of Control.

The Borrowers shall not experience a Change of Control; provided that the expansion of the size of IGC’s board of directors from five (5) to seven (7) members shall not be deemed to be a Change of Control for purposes of this Section 6.12.

6.13	Double Negative Pledge.

No Borrower nor any Subsidiary of a Borrower shall enter into or suffer to exist any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of a Borrower or Subsidiary to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible (including, but not limited to, the capital stock or other equity interest, as the case may be) of such Borrower or Subsidiary.

6.14	Sale/Leaseback.

No Borrower nor any Subsidiary of a Borrower shall enter into any agreement with any party (“Lender”) to provide for the leasing by such Borrower or Subsidiary of a Borrower of real or personal property which has been or is to be sold or transferred by a Borrower to such Lender, or to any Person to whom funds have been or will be advanced by such Lender on the security of such property or the rental obligations of such Borrower or Subsidiary of a Borrower with respect to such property.

6.15	Modifications to Material Documents.

No Borrower shall amend in any respect its articles of incorporation and bylaws, other organizational documents or the material terms of any material contracts without the prior written consent of the Bank.

ARTICLE VII

DEFAULTS

7.01	Events of Default.

An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

(a) The Borrowers shall fail to pay principal or interest on any of the Loans or any fee or amount payable pursuant to this Agreement, the Notes or any of the other Loan Documents on the due date thereof; or

(b) Any representation or warranty made by a Borrower under this Agreement or any of the other Loan Documents or any statement made by a Borrower or a Subsidiary of a Borrower in any financial statement, certificate, report, exhibit or document furnished by the Borrowers to the Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time made; or

(c) Any Borrower shall default in the performance or observance of any covenant, agreement or duty under this Agreement, any Note or any other Loan Document (not constituting an Event of Default under any other provision of this Section 7.01); or

(d) The Bank’s security interest under the Pledge and Security Agreement or any of the other Loan Documents is or shall become unperfected; or

(e) Any Borrower shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in excess of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) beyond any period of grace with respect to the payment or, if any obligation (or set of related obligations) for borrowed money in excess of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) is or are payable or repayable on demand, fail to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or commit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(f) One or more judgments for the payment of money in excess of Ten Million and 00/100 Dollars ($10,000,000.00) shall have been entered against any Borrower or any Subsidiary of a Borrower or any their respective properties, which shall have remained undischarged or unstayed for a period of thirty (30) consecutive days; or

(g) A writ or warrant of attachment, garnishment, execution, distraint or similar process involving an aggregate amount of money in excess of Ten Million and 00/100 Dollars ($10,000,000.00) shall have been issued against any Borrower, any Subsidiary of a Borrower or any of their properties, which shall have remained undischarged or unstayed for a period of thirty (30) consecutive days; or

(h) The indictment or threatened indictment of any Borrower or any Subsidiary of a Borrower under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Subsidiary of a Borrower pursuant to which statute or proceedings the penalties or remedies sought include forfeiture of any of the property of such Borrower or Subsidiary of a Borrower; or

(i) The Bank shall have determined in good faith (which determination shall be conclusive) that a Material Adverse Change has occurred or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, the Notes or the other Loan Documents is impaired or that the Bank is insecure; or

(j) (i) A Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction or Reportable Event involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) the Borrowers or any ERISA Affiliate shall be in “Default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multi-employer Plan resulting from the Borrowers’ or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan or (v) any other event or condition shall occur or exist with respect to a single employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject the Borrowers or any of their Subsidiaries to any tax, penalty, debt or liability which, alone or in the aggregate, would have a Material Adverse Effect; or

(k) A proceeding shall be instituted and shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days in respect of any Borrower or any Subsidiary of a Borrower (other than Chen & McGinley, LLC, a Pennsylvania limited liability company):

(i) seeking to have an order for relief entered in respect of such Borrower or Subsidiary, or seeking a declaration or entailing a finding that such Borrower or Subsidiary is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Borrower or Subsidiary, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect; or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for any Borrower or any Subsidiary of a Borrower or for all or any substantial part of its property; or

(l) Any Borrower or any Subsidiary of a Borrower (other than those Subsidiaries of the Borrowers set forth on Schedule 7.01(1) attached hereto) shall become insolvent; shall become generally unable to pay its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute a proceeding described in Section 7.01(k)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(k)(i) of this Agreement; shall institute a proceeding described in Section 7.01(k)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted; shall dissolve, wind-up or liquidate itself or any substantial part of its property (unless otherwise permitted hereunder); or shall take any action in furtherance of any of the foregoing.

7.02	Consequences of an Event of Default.

(a) If an Event of Default specified in subsections (b) through (j) of Section 7.01 of this Agreement occurs and continues or exists, the Bank will be under no further obligation to make Loans or issue Letters of Credit and may at its option (i) demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof and all other amounts owing by the Borrowers under this Agreement, the Notes and the other Loan Documents to be immediately due and payable without presentment, protest or further demand or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately; and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest bearing account with the Bank, as cash collateral for its obligations under the Loan Documents, an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve, and the Borrowers hereby pledge to the Bank, and grant to the Bank a security interest in, all such cash as security for such obligations of the Borrowers.

(b) If an Event of Default specified in subsections (a), (k) or (l) of Section 7.01 of this Agreement occurs and continues or exists, the Bank will be under no further obligation to make Loans or issue Letters of Credit and the unpaid principal amount of the Notes, interest accrued thereon and all other amounts owing by the Borrowers under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

7.03	Set-Off.

If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof or other amount owing by the Borrowers under this Agreement, the Notes or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), the Bank, any assignee of the Bank and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrowers, to set-off against and to appropriate and apply to such due and payable amounts any Debt owing to, and any other funds held in any manner for the account of, any Borrower by the Bank or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by any Borrower with the Bank or such holder. Each Borrower consents to and confirms the foregoing arrangements and confirms the Bank’s rights, such assignee’s rights and such holder’s rights of banker’s lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Bank’s rights, such assignee’s rights or any such holder’s rights of banker’s lien or set-off.

7.04	Other Remedies.

The remedies in this Article VII are in addition to, not in limitation of, any other right, power, privilege or remedy, either at law, in equity or otherwise, to which the Bank may be entitled.

ARTICLE VIII

MISCELLANEOUS

8.01	Business Days.

Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under any Note or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

8.02	Amendments and Waivers.

The Bank and the Borrowers may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Notes or any other Loan Document or changing the rights of the Bank or of the Borrowers under this Agreement, under the Notes or under any other Loan Document and the Bank may from time to time grant waivers or consent to a departure from the due performance of the obligations of the Borrowers under this Agreement, under the Notes or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

8.03	No Implied Waiver; Cumulative Remedies.

No course of dealing and no delay or failure of the Bank in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Bank under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies that the Bank would otherwise have.

8.04	Notices.

All notices, requests, demands, directions and other communications (collectively “Notices”) under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telex or telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given Notice will be effective when received. All Notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to Borrowers:	Sunil Wadhwani
Chief Executive Officer
iGate Corporation
Suite 500
1000 Commerce Drive
Pittsburgh, Pennsylvania 15275

Sunil Wadhwani
President
iGate, Inc.
Suite 500
1000 Commerce Drive
Pittsburgh, Pennsylvania 15275

and copy to:	James J. Barnes, Esquire
Reed Smith
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219

If to Bank:	Enrico A. Della Corna
Managing Director
PNC Bank, National Association
One PNC Plaza
P1-POPP-02-6
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

and copy to:	Jeffrey J. Conn, Esquire
Thorp Reed & Armstrong, LLP
One Oxford Centre
301 Grant Street, 14th Floor
Pittsburgh, Pennsylvania 15219-1425

8.05	Expenses; Taxes; Attorneys Fees.

The Borrowers agree to pay or cause to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses including, but not limited to, reasonable fees and expenses of counsel and paralegals for the Bank, incurred by the Bank from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (iii) arising in connection with the Bank’s enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents including, but not limited to, such expenses as may be incurred by the Bank in the collection of the outstanding principal amount of the Loans. The Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined in good faith by the Bank to be payable in connection with this Agreement, the Notes or any other Loan Document. The Borrowers agree to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adverse to the Borrowers of any action at Law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrowers will pay, in addition to all other sums which the Borrowers may be required to pay, a reasonable sum for attorneys’ and paralegals’ fees incurred by the Bank or the holder of any Note in connection with such action or suit. All payments due from the Borrowers under this Section will be added to and become part of the Debt until paid in full.

8.06	Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

8.07	Governing Law; Consent to Jurisdiction.

This Agreement will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the substantive Laws, and not the Laws of conflicts, of said Commonwealth. The Borrowers consent to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents or any one or more of them.

8.08	Prior Understandings.

This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.

8.09	Duration; Survival.

All representations and warranties of the Borrowers contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Bank, or the making of any Loan or issuance of any Letter of Credit. Notwithstanding termination of this Agreement or the occurrence of an Event of Default, all covenants and agreements of the Borrowers will continue in full force and effect from and after the date of this Agreement so long as the Borrowers may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrowers under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Borrowers to make payments to or indemnify the Bank will survive the payment in full of the Notes and of all other obligations of the Borrowers under this Agreement, the Notes and the other Loan Documents.

8.10	Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

8.11	Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Bank, the Borrowers and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights under this Agreement without the prior written consent of the Bank.

8.12	No Third Party Beneficiaries.

The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

8.13	Participation and Assignment.

The Bank may from time to time participate, sell or assign all or any part of the Loans made by the Bank or which may be made by the Bank, or its right, title and interest in the Loans or in or to this Agreement, to another lending office, lender or financial institution. Except to the extent otherwise required by the context of this Agreement, the word “Bank” where used in this Agreement means and includes any holder of a Note originally issued to the Bank and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement. In connection with any such sale, assignment or grant of participation, the Bank may make available to any prospective purchaser, assignee or participant any information relative to the Borrowers in the Bank’s possession.

8.14	Exhibits.

All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

8.15	Headings.

The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

8.16	Indemnity.

In addition to the payment of expenses pursuant to Section 8.05 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to indemnify, pay and hold the Bank and the officers, directors, employees, agents, consultants, auditors, affiliates and attorneys of the Bank (collectively called the “Indemnitees”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgment, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that is imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by the Bank, the Bank’s agreement to make the Loans or issue Letters of Credit hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under any of the other Loan Documents, any error, failure or delay in the performance of any of the Bank’s obligations under this Agreement caused by natural disaster, fire, war, strike, civil unrest, error in inoperability of communication equipment or lines or any other circumstances beyond the control of the Bank or actions taken by the Bank which were reasonably believed by the Bank to be taken pursuant to this Agreement including, but not limited to, actions taken by the Bank to amend or cancel any funds transfer instructions or any decision by the Bank to effect or not to effect the transfer as provided in this Agreement, or any other such action taken by the Bank in good faith pursuant to its responsibilities under this Agreement (the “Indemnified Liabilities”); provided, however, that the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that or another Indemnitee as finally determined by a court of competent jurisdiction.

8.17	Limitation of Liability.

To the fullest extent permitted by Law, no claim may be made by any Borrower against the Bank or any affiliate, director, officer, employee, attorney or agent of any Bank for any special, incidental, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). Each Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or is suspected to exist in its favor. This Section 8.17 shall not limit any rights of the Borrowers arising solely out of willful misconduct as finally determined by a court of competent jurisdiction.

[INTENTIONALLY LEFT BLANK]

8.18 WAIVER OF TRIAL BY JURY.	INITIALS:

THE BORROWERS AND THE BANK EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NO SUCH PARTY WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.	____________ IGC ____________ IGI ____________ Bank

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement on the date set forth at the beginning of this Agreement.

ATTEST:		iGate Corporation, a Pennsylvania corporation

By:	(SEAL)	By:	(SEAL)

Name:		Name:

Title:		Title:

ATTEST:		iGate, Inc., a Pennsylvania corporation

By:	(SEAL)	By:	(SEAL)

Name:		Name:

Title:		Title:

PNC Bank, National Association

By:

Name:

Title:

LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Loan Agreement:

a.	Schedule 3.07 Officers and Directors; Business

b.	Schedule 3.10 Taxes

c.	Schedule 3.12 Litigation

d.	Schedule 3.14 ERISA

e.	Schedule 3.16 Environmental Matters

f.	Schedule 3.24 Subsidiaries

g.	Schedule 6.01 Liens

h.	Schedule 6.02 Indebtedness

i.	Schedule 6.04 Loans and Investments

j.	Schedule 6.05 Distributions

k.	Schedule 7.01(1) Non-Operating Subsidiaries

All Exhibits to the Loan Agreement:

a.	Form of Revolving Credit Note

b.	Form of Compliance Certificate

SCHEDULES

TO

LOAN AGREEMENT

AMONG

iGATE CORPORATION,

iGATE, INC.

AND

PNC BANK, NATIONAL ASSOCIATION

September 16, 2003

SCHEDULE 3.07

OFFICERS AND DIRECTORS; BUSINESS

iGate Corporation
Sunil Wadhwani	Co-Chairman & CEO
Michael J. Zugay	Senior Vice President, Chief Financial Officer and Secretary
Ashok Trivedi	Co-Chairman & President
Gordon Garrett	Director
Edward Yourdon	Director
Michel Berty	Director

iGate, Inc.
Sunil Wadhwani	Director, President, Treasurer and Secretary
Ashok Trivedi	Director
Michael J. Zugay	Vice President and Chief Financial Officer

Business:

iGate Corporation and iGate, Inc., through their operating subsidiaries, are worldwide providers of Information Technology (“IT”) and Offshore Outsourcing services.

Through the companies IT and Offshore Outsourcing services model, service offerings include:

•	IT professional services.

•	Offshore Outsourcing services which include but are not limited to:

–	Business Process Outsourcing (“BPO”) services such as:

■	Back-Office accounting and finance functions;

■	Billing and accounts receivable collections;

■	Insurance and healthcare claims processing;

■	Business services provisioning which provides BPO services along with business process analysis on the front-end to optimize efficiency.

■	Offshore call centers.

■	Any other offshore outsourcing service offering that can reasonably be expected to be provided through the IGC’s offshore subsidiaries.

•	Clinical research and related chemical trials and other services related to site management organizations.

SCHEDULE 3.10

TAXES

eJiva LLC (f/k/a eJiva, Inc.), Emplifi, Inc. and Mastech Application Services, Inc were incorporated in Pennsylvania on February 24, 2000, as wholly-owned subsidiaries of iGate, Inc. (f/k/a Mastech Systems Corporation) as part of iGate Corporation’s reorganization. On May 1, 2000, iGate Inc. contributed operating assets to each of these subsidiaries. On that same date, iGate, Inc. ceased operations and became a holding company in nature. The Commonwealth of Pennsylvania has challenged the timing of iGate Inc.’s holding company status. The Commonwealth’s position is that iGate Inc. elected status as a holding company should not have been utilized in calculating Pennsylvania Capital Stock Tax. The amount in question, $156,413.00, is the Commonwealth of Pennsylvania’s redetermination of Capital Stock Tax due, plus applicable interest and penalties. iGate, Inc. filed an appeal of this decision with the Pennsylvania Board of Appeals on June 13, 2003. The hearing on this issue is scheduled for September 19, 2003.

SCHEDULE 3.12

LITIGATION

IGC is a named defendant in a matter involving Convergys Information Management Group Inc. IGC has retained local counsel in Cincinnati, Ohio to represent it in this matter. IGC also notified all applicable insurance carriers that it will be seeking coverage reimbursement in the event that any damages are awarded. IGC believes that IGC’s financial exposure is limited to a $100,000 deductible under its Professional Liability Policy. A hearing date has been tentatively scheduled for April 2004.

IGC is named as a defendant in a third-party complaint filed by Comprehensive Software Systems, Inc. The parties are currently involved in the discovery process of the case. IGC also notified all applicable insurance carriers that it will be seeking coverage reimbursement in the event that any damages are awarded. It is therefore expected that IGC’s only financial exposure would be limited to applicable deductibles on the appropriate insurance policies. IGC denies all liability in this matter. A hearing date has been tentatively scheduled for February 2004. IGC does not expect the suit to have a Maternal Adverse Effect to its business.

SCHEDULE 3.14

ERISA

None

SCHEDULE 3.16

ENVIRONMENTAL MATTERS

None

SCHEDULE 3.24

SUBSIDIARIES

See attached.

SCHEDULE 6.01

LIENS

1.	Lien filed by Hewlett-Packard Company Finance & Remarketing Division on May 3, 2002 – all of IGC’s right, title and interest in the inventory and equipment now or hereafter leased from Hewlett-Packard by IGC pursuant to Finance Agreement #-38742 between IGC and Hewlett-Packard.

SCHEDULE 6.02

INDEBTEDNESS

($ In Millions)

Consolidated Indebtedness at August 31, 2003:

Current liabilities for operating purposes	$36.1

Executive bonus	$2.8

IRG Put option (described on Schedule 6.05)	$9.2

Minority interest	$6.7

Restructuring revenues	$3.2

Intercompany Indebtedness:

Note payable from iGate Global Solutions Limited (f/k/a Mascot Systems Ltd), to iGate, Inc.	$2.5

Note payable from iGate Global Solutions Limited (f/k/a Mascot Systems Ltd) to iGate, Inc. in connection with August 21, 2003 Quintant acquisition	$10.0

Full rental payments through 2009 on office space occupied	$14.7

SCHEDULE 6.04

LOANS AND INVESTMENTS

LENDER/PROVIDER	BORROWER/RECIPENT DESCRIPTION	PRINCIPAL AMOUNT

iGate Corporation	Vivekanand Penninti	$268,814	Loan to Purchase Restricted Stock of iGate Corporation

iGate Corporation	Kathy Eisner	24,719	Loan to Purchase Restricted Stock of iGate Corporation

iGate Corporation	Bernard Werner	15,449	Loan to Purchase Restricted Stock of iGate Corporation

iGate Holding Corporation	itiliti, Inc.	2,520,000	Stock Purchase

		2,500,000	Asset Purchase

iGate Capital Management		225,000	Capital Contribution for Working Capital Purposes

iGate Holding Corporation	iGate, Inc. (1) Cumulative Balances of Loans for Working Capital Purposes & Acquisitions	177,103,306

iGate Holding Corporation	iGate, Inc.	12,800,000	Conversion of dividend in the form of Note Receivable

iGate Holding Corporation	iGate, Inc.	36,208,295	Conversion of Dividend in the form of Note Receivable

iGate Ventures Holding Corp.	iGate Ventures Holding Corp.	10,000	Capital Contribution

iGate Ventures Holding Corp.	iGate Ventures Inc.	10,000	Capital Contribution

iGate Ventures Holding Corp.	iGate Venture Partners, L.P.	1,300,000	Brain Bench Stock Purchase

SCHEDULE 6.04

LOANS AND INVESTMENTS

LENDER/PROVIDER	BORROWER/RECIPENT DESCRIPTION	PRINCIPAL AMOUNT

iGate Ventures Holding Corp.	iGate Venture Partners, L.P.	1,396,000	Speechworks Stock Purchase

iGate Ventures Holding Corp.	iGate Venture Partners, L.P.	2,000,000	Xpede Stock Purchase

iGate Ventures Holding Corp.	iGate Venture Partners, L.P.	91,111	eNDP, Inc. Stock Purchase

iGate Ventures Holding Corp.	iGate Venture Partners, L.P.	3,000,000	Bluewater Stock Purchase

iGate Ventures Holding Corp.	iGate Venture Partners, L.P.	250,000	Versata Stock Purchase

iGate, Inc.	Innovative Research Group	4,687,500	Stock Purchase

iGate Holding Corporation	Investment in iGate, Inc.	2,500	Stock Purchase

iGate Holding Corporation	Investment in Quantum Information Resources	1,000	Stock Purchase

iGate, Inc,	Synerge LLC	0	Capital Contribution

iGate, Inc.	Symphoni Interactive LLC	0	Capital Contribution & Advances for Working Capital Purposes

iGate, Inc.	Air2Web, Inc. Paid in Cash	20,000,000	Stock Purchase

iGate, Inc.	Scott Systems Private Ltd. (dba jobcurry)	250,000	Capital Contribution for Working Capital Purposes

iGate Corporation	Quintant	900,000	Stock

iGate, Inc.	Quintant	19,000,000	Stock

		$292,824,804

(1)	Represents many transaction between iGate Holding Corporation and iGate, Inc., individually none of which exceeds $100,000,000.

SCHEDULE 6.05

DISTRIBUTIONS

iGate Global Solutions Limited (f/k/a/ Mascot Systems, Ltd.), iGate Corporation’s majority-owned Indian subsidiary, declares and pays yearly a dividend to its shareholders every July.

In conjunction with iGate Corporation’s acquisition of Quintant Services Limited, approximately 2,800,000 shares of iGate Corporation’s common stock will be issued to Quintant’s Co-Founders. This issuance is expected to occur in March 2004, and will complete the acquisition of Quintant Services Limited.

In conjunction with iGate Global Solutions Ltd.’s January 1, 2003 acquisition of eJiva, Inc. (eJiva, Inc. has since been converted into a limited liability company by merger – eJiva, LLC), IGC assumed all obligations of eJiva related to a put option that was granted to the co-founders of Innovative Resource Group, Inc. (Vivekanand Penninti, Kathy Eisner and Bernard Werner) in connection with the merger of their former company, Innovative Resource Group, Inc. with and into eJiva on December 31, 2001, which required eJiva to pay such the co-founders $9.3 million in the aggregate for such shares. Payment will be made by IGC to the co-founders of Innovative Resource Group, Inc. on or before December 31, 2003.

SCHEDULE 7.01(l)

NON-OPERATING SUBSIDIARIES

iGate Holding Corporation

iGate Ventures Holding Corporation

iGate Management, Inc.

iGate Ventures, Inc.

Highgate Venture Management LLC

iGate Venture I, LLP

High Venture Partners I, L.P.

iGate Capital Management, Inc.

MobileHelix, Inc.

Mastech Trademark Systems, Inc.

Chen & McGinley, LLC

Symphoni Holdings, Inc.

itiliti, LLC

Synerge Holdings, Inc.

Red Brigade, Inc. (f/k/a iGate Europe, Inc.)

Quantum Group, Inc.

Quantum Information Resources, Inc.